FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chief Executive Officer

Arthur L. Herbst, Jr., President

Christine R. Boehning, Chief Financial Officer

(314)-344-0010, Ext. 3133

Young Innovations, Inc. Announces Results for the Year and Declares Quarterly Dividend

St. Louis, MO., February 6, 2006 – Young Innovations, Inc. (NASDAQ – YDNT) today announced record net income and diluted earnings per share for the year ended December 31, 2005.

Sales for the fourth quarter of 2005 were $21.6 million, a decrease of $0.5 million or 2.1% from the $22.1 million reported in the fourth quarter of 2004. Net income from continuing operations increased 0.7% to $4.1 million, compared with $4.1 million in the fourth quarter of 2004. Diluted earnings per share from continuing operations increased 2.3% in the fourth quarter of 2005 to $0.45 from $0.44 in the prior year quarter.

Sales for the year ended December 31, 2005 were $84.8 million, up 7.0% from $79.2 million in the prior year. Net income from continuing operations for fiscal year 2005 was $15.3 million, up 16.8% from $13.1 million in the prior year. Diluted earnings per share from continuing operations were $1.65 for the twelve months ended December 31, 2005, an increase of 17.9% from $1.40 in 2004. The results for the 12 months ended December 31, 2005 include a tax benefit of $0.3 million or $.03 per share recognized in the third quarter of 2005.

The decline in sales in the fourth quarter was primarily attributable to two issues: 1) the suspension in the third quarter of manufacturing and sales of certain chemical products, which account for approximately $2.4 million in annual sales, and 2) a drop off in sales of diagnostic equipment in the last month of the fourth quarter. The Company generated positive earnings growth as a result of solid expense control and reduced management compensation consistent with our results.

We plan to begin to re-introduce the currently suspended fluoride products in the third quarter of 2006. Accordingly, sales and earnings growth are expected to be stronger in the second half of the year. We also expect sales trends of diagnostic products to return to historical levels.

Commenting on the year, Alfred E. Brennan, Chief Executive Officer, said, “The management team exhibited flexibility during the year, as the Company generated another year of record results. While we continue to expect some volatility in our results, we remain enthusiastic about the growth prospects of the business. For 2006, we believe sales will be in the $86 to $90 million range and earnings per share will be between $1.70 and $1.75.”

On January 30, 2006, the Board of Directors declared a quarterly dividend of $0.04 per share, payable March 15, 2006 to shareholders of record on February 15, 2006.

A conference call has been scheduled for Tuesday, February 7 at 10:00 A.M. Central Time and can be accessed through InterCall at http://audioevent.mshow.com/288045/ or on the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company’s product offering includes disposable and metal prophy angles, prophy cups and brushes, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children’s toothbrushes, and children’s toothpastes. The Company believes it is the leading manufacturer and distributor of prophy angles and cups (used in teeth cleaning and polishing procedures) in the United States. The Company also believes it is the leading provider of panoramic X-ray equipment and dental surface disinfectants in the United States.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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Young Innovations, Inc.
Consolidated Balance Sheet
December 31, 2005 and December 31, 2004
(In Thousands)

	(Unaudited)
	December 31	December 31
Assets	2005	2004
Current assets
Cash	$10,227	$2,552
Accounts receivable, net	9,538	9,976
Inventories	10,796	10,942
Other current assets	3,796	3,640
Total current assets	34,357	27,110

Property, plant and equipment, net	21,567	22,137
Other assets	2,401	1,860
Intangible assets	7,074	6,105
Goodwill	52,690	52,617

Total assets	$118,089	$109,829

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$6,171	$7,639
Net liabilities for discontinued operations	-	43
Total current liabilities	6,171	7,682

Deferred income taxes	8,354	7,010

Stockholders' equity
Common stock	90	90
Deferred stock compensation	(262)	(598)
Additional paid-in capital	29,184	29,033
Retained earnings	97,767	83,884
Common stock in treasury, at cost	(23,215)	(17,272)
Total stockholders' equity	103,564	95,137

Total liabilities and stockholders' equity	$118,089	$109,829

                                                  Young Innovations, Inc.
                                                 Consolidated Balance Sheet
                                          December 31, 2005 and December 31, 2004
                                                       (In Thousands)
                                                                  (Unaudited)
                                                                  December 31                      December 31
Assets                                                               2005                             2004
Current assets
     Cash                                                $           10,227             $              2,552
     Accounts receivable, net                                         9,538                            9,976
     Inventories                                                     10,796                           10,942
     Other current assets                                             3,796                            3,640
Total current assets                                                 34,357                           27,110

Property, plant and equipment, net                                   21,567                           22,137
Other assets                                                          2,401                            1,860
Intangible assets                                                     7,074                            6,105
Goodwill                                                             52,690                           52,617

Total assets                                             $          118,089             $            109,829

Liabilities and Equity
Current liabilities
     Accounts payable and accrued liabilities            $            6,171             $              7,639
     Net liabilities for discontinued operations                                                          43
                                                                          -
Total current liabilities                                             6,171                            7,682

Deferred income taxes                                                 8,354                            7,010

Stockholders' equity

     Common stock                                                        90                               90

     Deferred stock compensation                                      (262)                            (598)
     Additional paid-in capital                                      29,184                           29,033
     Retained earnings                                               97,767                           83,884
     Common stock in treasury, at cost                             (23,215)                         (17,272)
Total stockholders' equity                                          103,564                           95,137

Total liabilities and stockholders' equity               $          118,089             $            109,829